SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 17, 2003

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue

San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (650) 628-4700

ITEM 5.    OTHER EVENTS.

On July 17, 2003, Conceptus Inc. issued a press release announcing the introduction of a new delivery catheter for the Essure System, the “coil catheter”, in the United States, Australia and Canada. Text of the press release follows:

SAN CARLOS, Calif. (July 17, 2003)—Conceptus, Inc. (NASDAQ NM: CPTS) today announced introduction of a new delivery catheter for the Essure System, the “coil catheter”, in the United States, Australia and Canada. Conceptus is in the final stages of filings for approval to release the product in the European Union. Last week, Dr. Mark Levie performed the first procedures in the United States with the coil catheter at the Essure Training Center, Montefiore Hospital, New York.

A clinical study, performed in Australia, demonstrated a higher placement rate with the coil catheter than with the previous delivery catheter. In the clinical study, 101 of 103 patients achieved bilateral placement. These placements were performed by 5 investigators, most of whom had extensive experience with the Essure. This translates to a statistical bilateral placement rate, at appropriate confidence levels, of 95%.

The Essure system will be marketed with this new claim in Australia, Canada and, once approved, in the European Union. Any claim in the United States that would change the 86% first procedure bilateral placement rate, which was based on the original delivery catheter studies in the Pivotal Trial, would be subject to approval by the United States Food and Drug Administration. Conceptus expects to perform additional clinical evaluations, in the course of the existing U.S. Post Approval Study, before seeking the claim in the United States.

“This new advancement is part of Conceptus’ continual commitment to product improvements, greater customer satisfaction and manufacturing efficiencies. Based on our Australian clinical results collected to date, the new coil catheter could make an important improvement in our already excellent results,” said Mark Sieczkarek, President and CEO of

Conceptus. “We will work vigorously to achieve US approval of the higher placement rate claim as part of our ongoing Post Approval Study.”

Separately, the Company announced that Steven Bacich, chief technology officer, and former president and chief executive officer of Conceptus, has resigned effective July 14, 2003. He will continue to serve as a consultant to Conceptus and as a member of the Scientific Advisory Board. Mr. Bacich will become chief executive officer of Arbor Surgical, a privately held cardiovascular medical technology firm with offices in Irvine, CA and Redwood City, CA.

Currently, an estimated 700,000 American women undergo incisional tubal ligation each year, making it the most common form of contraception in the United States. Unlike traditional tubal ligation, which requires an abdominal incision and is typically done under general anesthesia, Essure requires no incisions and can be performed without general anesthesia. Data from the pivotal trial of Essure showed that 92 percent of Essure patients who were employed outside the home returned to work in one day or less after the day of the procedure, and most patients were back to their regular physical activities within 1-2 days.

Tubal Ligation Most Prevalent Birth Control Choice

According to the U.S. Centers for Disease Control and Prevention, tubal ligation continues to be the most prevalent form of birth control in this country, with 41 percent of women aged 35 to 39 and 50 percent of women age 40 to 44 choosing tubal ligation. Tubal ligation remains the most popular form of birth control worldwide despite the fact that it is invasive and costly. About 93 percent of the laparoscopic female sterilization procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, typically requiring four to six days of recovery before returning to regular activities.

About Essure

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.

An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product and the receipt of regulatory approvals, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/S/ GLEN K. FURUTA
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:  July 21, 2003